UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ____________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
 Securities Exchange Act of 1934
August 18, 2014
 Date of report (Date of earliest event reported)
Bally, Corp.
 (Exact name of registrant as specified in its charter)
Nevada	333-192387	80-0917804
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)
2620 Regatta Drive, Ste 102, Las Vegas, NV 89128
(Address of Principal Executive Offices)

 (Previous Address of Principal Executive Offices)
                                                                                         Registrant's telephone number, including area code: 877-284-1041
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
o  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
o  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
o  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 (17 CFR 240.14d-2(b)).
o  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
 (17 CFR 240.13e-4(c)).

Section 3 – Securities and Trading Markets

Item 3.02.       Unregistered Sales of Equity Securities.

On August 18, 2014 Katiuska Moran entered into a subscription agreement with Bally, Corp. for the purchase of 3,000,000 shares at a purchase price of $0.001 for total proceeds of $3,000.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2014 the Board of Directors accepted the resignation of Surjeet Singh as a member of the Board of Directors and as President, CEO, CFO, and Treasurer effective August 18, 2014.
The Company has provided a copy of the disclosures it is making herein to Mr. Surjeet and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received as an exhibit to an amended 8K within two business days of receipt.
On August 18, 2014 the Board of Directors appointed Ms. Katiuska Moran as a member of the Board of Directors and as President, CEO, CFO, and Treasurer of the Company. There have been no transactions between Ms. Moran and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.
Set forth below is a brief description of the background and business experience of each of the listed executive officer and director:

Katiuska Moran.  Ms. Moran is currently studying to obtain a Bachelor of Business Administration with an emphasis in Marketing at University of Panama. From 2007 – 2008 she was an Executive Services Representative at the Banco General, SA and from 2010 to 2014 she was an Analyst Claims and Customer Service Representative at Telered, SA.  She has experience in financial reporting, cost accounting, project management, and contract negotiations and closures.  Ms. Moran is proficient with microsfot office, COBIS management software and SharePoint.  Her marketing and customer service skills will be a valuable asset to the Company's core business of selling goods online.

SIGNATURES
BALLY, CORP.
Dated: August 20, 2014	By: /s/ Katiuska Moran Katiuska Moran, President